Exhibit 10.24
GRID CONNECTION AND

DISPATCHING AGREEMENT
(Serial Number: De Gu Si 2004-011)

PARTY A:	YUNNAN DEHONG ELECTRIC POWER CO., LTD.

PARTY B:	YINGJIANG COUNTY HUAFA ELECTRIC POWER DEVELOPMENT CO., LTD.

YUNNAN DEHONG ELECTRIC POWER CO., LTD.
Grid Connection and Dispatching Agreement
(Binlangjiang Power Plant)

GRID CONNECTION AND DISPATCHING AGREEMENT
This Grid Connection and Dispatching Agreement (hereinafter referred to as this “Agreement”) was executed by and between the following two parties in January 2004:
(1)	Yunnan Dehong Electric Power Co., Ltd. (hereinafter referred to as “Party A”) , a legal person or other economic organizations and its successors, which is validly in existence, conducting the business of power grid operation and dispatching, with the registered address or the place of business at Xia Duan of Youyi Road, Luxi City, Dehong Prefecture, Yunnan Province.

(2)	Yingjiang County Huafa Electric Power Development Co., Ltd. (hereinafter referred to as “Party B”), a legal person or other economic organizations and its successors, which is validly in existence, conducting the business of power generation and sales, with the registered address or the place of business at Xincheng Township, Yingjiang County.
WHEREAS,
(1)	Party B owns a power plant in Yingjiang County with the total installed capacity of 18,900KW, namely, the Binlangjiang Power Plant (hereinafter referred to as the “Power Plant”);

(2)	Party B is requiring the connection of the Power Plant to the power grid owned or controlled by Party A (hereinafter referred to as the “Grid”);

(3)	Party A agrees to connect the Power Plant to the Grid in accordance with the terms of this Agreement.
In order to ensure the safety, high quality and economic operation of the Grid, and regulate the activities of the parties to this Agreement (hereinafter collectively referred to as “Both Parties” as well as individually as “Party”) during the process of the Grid connection and dispatching of the Power Plant, on the principle of equality, willingness and good faith and after the consultation, both Parties hereto have entered into the agreement set forth below in accordance with the laws and regulations of the People’s Republic of China, the electric power industry standards and the relevant regulations of the national power administration authority.
ARTICLE 1 DEFINITIONS AND INTERPRETATIONS
1.1	Unless otherwise required by the context, the following terms used in this Agreement shall have the meanings set forth as follows:
(1)	“Connection Point” refers to the interconnection points as indicated in the Chart of Appendix I.

(2)	“Initial Connection Date” refers to the first date for the initial synchronous connection of the Power Plant and the Grid, which shall be agreed by both Parties.

(3)	“Connection Application Letter” refers to the written application document submitted by Party B to the Power Dispatching Agency of Party A requesting for the connection of its Power Plant (units) to the Grid.

(4)	“Connection Form” refers to the systematic electric connection form between the Power Plant and the Grid.

(5)	“Power Purchase and Sale Contract” refers to the contract regarding relevant issues in connection with the payment of the power purchaser and the purchase and sale of the power output generated by the Power Plant entered into by both Parties.

(6)	“Disconnection” specially refers to the separate operation of the generation equipment under the disconnection from the Grid, which has been connected and operated synchronously with the Grid.

(7)	“Special Operation Mode” refers to the operation mode of the Power Plant or the Grid corresponding to any material changes to the line connection mode and the normal operation mode (including the normal overhaul mode) of the Power Plant or the Grid.

(8)	“Available Capacity” refers to the reliable output of the generator units after the modification as required by the restrictions of the equipment conditions from time to time.

(9)	“Planned Overhaul” refers to the status of the generator units during the planned overhaul periods arranged according to the electric power industry standards, recommendations and technical parameters advanced by the equipment providers and the operation experience of the Power Plant for the use of the examination, testing, maintenance and general overhaul of the generator units and other facilities, including the general overhaul, maintenance, the holiday repairing, and the overhaul for the general service system.

(10)	“Unplanned Overhaul” refers to all the overhauls excluding the Planned Overhaul.

(11)	“Unplanned Outage” refers to the status of the generator units of the Power Plant being unavailable in use and out of the conditions for planned outages, including the forced outages, but excluding the outages due to the reasons of the purchaser.

(12)	“Annual Equivalent Unplanned Outage Hours” refers to the hours calculated in accordance with the following formula: (the actual annual planned outage hours—the Annual Allowable Planned Outage Hours+ the actual annual hours for the Unplanned Outage + the actual annual equivalent hours for the Unplanned Outage under the condition the Available Capacity being below the loading capacity of the generator units) Xthe output factor+ the actual annual equivalent hours for the Unplanned Outage under the condition the actual generation power being below the lower limit ( being different in different periods) of the power allowance range determined in accordance with the Daily Generation Active Curve.

(13)	“Annual Allowable Planned Outage Hours” refers to the allowable hours for the planned outage of any given year determined by the power purchaser and seller, according to the recommendations of the equipment manufacturers and the operation conditions of the power generator units of the Power Plant. Insofar as this Agreement is concerned, the Annual Allowable Planned Outage Hours for the Generator Unit No.1 is 40 days for the general overhaul year, and 20 days for the year without general overhaul; and the Annual Allowable Planned Outage Hours for other generator units in the year without the general overhaul is 20 days respectively.

(14)	“Annual Allowable Equivalent Unplanned Outage Hours” refers to the allowable hours for the Unplanned Outage of any given year determined by the power purchaser and seller, according to the recommendations of the equipment manufacturers and the operation conditions of the power generator units of the Power Plant. Insofar as this Agreement is concerned, the Annual Allowable Unplanned Hours for the Generator Unit No.1 is 20 days for the general overhaul year, and 10 days for the year without general overhaul; and the Annual Allowable Unplanned Outage Hours for other generator units is 10 days respectively.

(15)	“Daily Generation Reactive Curve” refers to the daily planned generation active curve of Party B for the next day formulated by the Power Dispatching Agency of Party A by the day based on the Available Capacity applied by Party B and the annual generation plan.

(16)	“Emergencies” refers to the accidents occurred to the transmission grid, or the material accidents occurred to the power generation or supply facilities, including the conditions the grid frequency or voltage being over the prescribed limit, the loading of the transmission and transformation facilities being over the regulated value, the power value of the main lines being over the specified stable limit, the electrical load being up or down to a large extent and other situations that threaten the safety of the Grid operation.

(17)	“RTU” refers to the tele-control appliance, and the Remote Terminal Unit for short.

(18)	“Power Dispatching Agency of Party A” refers to the Dispatching Center (Department or Station) of Yunnan Dehong Electric Power Co., Ltd., which is established by Party A for the assurance of the safety, high quality and economic operation of the power system, and specialized in the dispatching administration of the production and operation of the power system, the grid dispatching system and the activities related to the positions of its staff in accordance with laws. Insofar as this Agreement is concerned, any provisions hereof in connection with the Power Dispatching Agency of Party A has been approved and confirmed by Party A.
1.2	Interpretations
1.2.1	All headings hereof are only for the convenience of reading, which shall not be considered as the part of this Agreement, and shall not affect the interpretations of this Agreement in any way.

1.2.2	This Agreement shall be binding on the lawful successors or permitted assignees of any Party.

1.2.3	Unless otherwise required by the context, the year, month and day mentioned in this Agreement shall refer to the year, month and day in Gregorian calendar.
1.2.4	The word “include” herein shall not have restrictive meaning.
ARTICLE 2 REPRESENTATIONS AND WARRANTIES
2.1	The representations and warranties under this Agreement shall be as follows:
(1)	Each Party shall have the legal civil entity capacity in accordance with the PRC laws and regulations;

(2)	Each Party shall have the authority to execute this Agreement and the ability to perform it;

(3)	Each Party shall have procured all requisite consents, approvals and permits for the effective execution of this Agreement.
ARTICLE 3 OBLIGATIONS OF BOTH PARTIES
3.1	Unless otherwise expressly provided herein, the obligations of Party A shall also include:
3.1.1	To strictly abide by the laws and regulations, the electric power industry standards, relevant regulations of the national power administration authority, and the grid dispatching regulations in order to carry out the unified dispatching of the Grid;

3.1.2	To reflect the principles of equality, justice, publicity, economy and reasonableness during the dispatching process of the Power Plant;

3.1.3	To arrange the dispatching reasonably in accordance with the agreement on the purchased power output provided in the Power Purchase and Sale Contract and the technical parameters stipulated in Article 5 hereof;

3.1.4	To unify the arrangements of the generation form of the Power Plant and the auxiliary services form to satisfy the requirement of the Grid operation;

3.1.5	To try its best to prevent the occurrence of the Grid accidents that destroy the stability of the Grid, break down the Grid, cause power cut in a large area and material quality degradation of the power energy, and to reduce the loss incurred by Party B due to such accidents;

3.1.6	To arrange the equipment overhaul in time in accordance with the grid dispatching regulations and the overhaul regulations for the Grid, and the tendency of the non-emergency defects of the equipments of the Power Plant raised by Party B;

3.1.7	To provide business direction and coordination for the relevant specialization business in connection with the dispatching operation, the Grid operation form, relay protection and automatic safety devices, automatic billing system for power output, power dispatching communication, dispatching automatization, etc., which are related to the Grid and the Power Plant;

3.1.8	The Power Dispatching Agency of Party A shall modulate the frequency of the Grid subject to the following provisions:
(1)	The frequency of the Grid shall remain within the range of 50±0.5HZ;

(2)	In the event that the frequency of the Grid exceeds the aforesaid range, the Power Dispatching Agency of Party A shall modulate the frequency of the Grid through the way of dispatching one or more power plants connected to the Grid within thirty minutes.
3.2	Unless otherwise expressly provided herein, the obligations of Party B shall also include:
3.2.1	After the grid connection of the Power Plant, to obey the unified dispatching of the Power Dispatching Agency of Party A, and to strictly abide by the laws and regulations, the electric power industry standards and relevant regulations of the national power administration authority;

3.2.2	To strictly abide by the grid dispatching regulations and the dispatching direction of the Power Dispatching Agency of Party A during the operation of the Power Plant;

3.2.3	To try its best to prevent the occurrence of any accidents that could threaten the safe operation of the Grid, and file with the Power Dispatching Agency of Party A the safety measures formulated by it for the precaution of the accidents affecting the safe operation of the Grid;

3.2.4	In case of the occurrence of any material defect or hidden danger of the major equipments of the Power Plant, to settle it immediately in accordance with the electric power industry standards and the grid dispatching regulations, and report the actual conditions to the Power Dispatching Agency of Party A as well; in addition, after having resolved the accidents, to report the result to the Power Dispatching Agency of Party A;

3.2.5	To operate the Power Plant in accordance with the dispatching plan formulated by the Power Dispatching Agency of Party A, and to modulate the frequency and voltage in light of the dispatching directions from the Power Dispatching Agency of Party A and participate in the auxiliary services of the Grid;

3.2.6	To provide the Power Dispatching Agency of Party A with the operation information of the Power Plant accurately and immediately in accordance with the regulations of the national power administration authority and national grid dispatching authority, and to ensure the accuracy of the provided information;

3.2.7	In case of the occurrence of the accident to the major equipments of the Power Plant, which affects the safe and stable operation of the Grid, to report to the on-duty dispatcher of Party A with the operational conditions of the equipments listed out in the items (2) and (3) of Article 6.1 hereof in a timely fashion, and provide the Power Dispatching Agency of Party A with relevant data and defaults recording chart immediately. Party A is entitle to participate in the accident investigation and analysis;

3.2.8	During the valid term of this Agreement, upon the requirement of the safety and stability of the Grid, Party A intends to install new safety and stability devices and carry out the corresponding technological improvements within the Power Plant, to implement, operate and maintain such devices as required by the Power Dispatching Agency of Party A;

3.2.9	To accept the business direction and coordination released by Party A in accordance with Article 3.1.7.
ARTICLE 4 CONDITIONS FOR GRID CONNECTION
4.1	The on-duty staff for the operation (the on-duty dispatcher of the hydropower station and the reservoir), team leader and the chief of the on-duty staff (and the principal) of Party B shall be trained and examined according to the Administration Regulations on the Dispatching of Power Grids and relevant regulations, and have obtained corresponding qualification certificates for the posts.

4.2	The main electric lines connection mode and the design and operation of the grid connection mode of the Power Plant must fulfill the safe and reliable operation requirements of the Grid of Party A, implement the plan and recommendation relevant to the main electric line connection mode and the grid connection mode raised by the Power Dispatching Agency of Party A to ensure the safe connection of the Power Plant to the Grid for operation.

4.3	The relay protection and automatic safety devices of the Power Plant shall conform to the relevant laws and regulations, the electric power industry standards, the regulations of the national power administration authority and other regulations in relation to the counter-accident and relevant regulations for the technology supervisory. The design and operation of the relay protection and automatic safety devices of the Power Plant and its safe management shall be in compliance with Article 9 hereof.

4.4	The dispatching automatization facilities of the Power Plant shall be completed in accordance with the electric power industry standards and the regulation design as soon as practicable, the real-time information shall reach the requirements provided in Article 10 hereof for the delivery of the information to the dispatching automatization system of the Grid.

4.5	The power dispatching communication facilities of Party B shall conform to the electric power industry standards and regulations of the national power administration authority and national grid dispatching authority, and reach the conditions available for operation provided in Article 11 hereof.

4.6	The Power Plant has already been available for the unified dispatching of the Power Dispatching Agency of Party A, the construction work of the Power Plant and its secondary equipments have been completed before the Initial Connection Date, which have been recognized by Party A, and are qualified for operation.
ARTICLE 5 TECHNICIAL PARAMETERS OF THE POWER PLANT
5.1	Nameplate Parameters for the Generator Units of Party B:

The model for No.1generator unit is: with the rated capacity of 7.875 MVA, and the active power of 6.3MW;

The model for No.2generator unit is: with the rated capacity of 7.875 MVA, and the active power of 6.3MW;

The model for No.3 generator unit is: with the rated capacity of 7.875 MVA, and the active power of 6.3MW; The Frequency: 50HZ.

5.2	Other Technical Parameters of the Power Plant:
(1)	The output range under the normal operation:

The maximum output under the normal operation of the generator units of the Power Plant shall be 100% of the rated capacity with the designed water head, and the minimum output under the normal operation shall be 0% of the rated capacity;

(2)	In case of any specific conditions of the Grid, the minimum output of the generator units of the Power Plant under the normal operation shall be 0% of the rated capacity;

(3)	The shortest duration for the generator units from receiving a dispatching direction to reaching the rated capacity shall be one minute;

(4)	The shortest shutdown duration from the outage to the restart-up of the generator units shall be fifteen minutes.

(5)	The shortest duration for the Power Plant to operate at the lowest or above operation level after it has reached the lowest or above operation level shall be 0 hour.
5.3	The On-grid Lines for the Connection of Party B to the Grid of Party A:
(1)	Name of the Lines: Ping Bin Line and Bin Pa Line;

(2)	Voltage Level: 110KV.

ARTICLE 6 OPERATION UNDER DISPATCHING
6.1	After the Grid connection of the Power Plant, the direct dispatching range of the Power Dispatching Agency of Party A includes:
(1)	Generator Units No.1, 2 and 3;

(2)	The Primary Equipments: all the primary equipments related to the generator units;

(3)	The relay protection and automatic safety devices related to the Grid operation;

(4)	The communication and dispatching automatization facilities related to the dispatching business of Party A.
6.2	In case of any Emergencies which affect the Grid safety, the Power Dispatching Agency of Party A could disconnect the Power Plant or any generator unit of the Power Plant from the Grid. After such Emergencies or the Emergencies having been remedied, the Power Dispatching Agency of Party A shall reconnect the Power Plant or any generator unit of the Power Plant to the Grid and provide all assistance that might be required by Party B for such Grid reconnection.

6.3	The Power Dispatching Agency of Party A shall reasonably adjust the daily generation dispatching plan, release the dispatching direction in relation to the generation frequency modulation and generator units turning on or off, etc. of the Power Plant, in accordance with the laws and regulations, electric power industry standards, regulations of the national power administration authority, grid dispatching regulations and the technical parameters of the Power Plant. Upon the receipt of the dispatching direction, Party B shall alter the operation mode of the Power Plant for the velocity increase and decrease of the generator units in a timely fashion.

6.4	Party A shall provide Party B with the name list of the on-duty dispatchers in a written form, and in case of any alteration, Party A shall notify the revised name list to Party B in writing promptly. In the event that Party B alters the on-duty staff for the operation provided in Article 4.1, Party B shall notify the revised name list in writing to Party A immediately as well.

6.5	The on-duty operation staff of Party B shall strictly obey the dispatching direction of the on-duty dispatcher of Party A in relation to the Grid dispatching business. Party B shall abide by and implement the application regulations for the on-off dispatching and dispatching operation regulations for the operation of the equipments included in the range prescribed by the Article 6.1. Party B shall report the actual conditions and reply to the requests of the on-duty dispatcher of Party A according to the actual conditions.

6.6	Party B shall operate the Power Plant in accordance with the voltage curve (or reactive curve) released by Party A, and in case of the on-grid busbar voltage being over the regulated range or the occurrence of high or low voltage of the on-grid busbar, Party B shall modulate the generator units of the Power Plant to a reactive output operation condition (including the under-excitation operation) according to the requirements from the Power Dispatching Agency of Party A. In the event that the condition is out of the control of Party B, relevant reports shall be submitted to the Power Dispatching Agency of Party A immediately.

6.7	Party B shall carry out the examination and check for the equipments prescribed in the Items (3) and (4) of Article 6.1 in compliance with the unified arrangement from the Power Dispatching Agency of Party A, and report the result of the aforesaid examination and check in written form to Party A.

6.8	In case of any upgrading, transformation or other conditions of the Grid which may affect the safe operation of the Power Plant or the Grid, or the normal coordination of the relay protection and automatic safety advices, the Power Dispatching Agency of Party A shall notify Party B of the improvement plan seven days in advance.

In case of any upgrading, transformation or other conditions of the Power Plant which may affect the safe operation of the Power Plant or the Grid, or the normal coordination of the relay protection and automatic safety advices of the both Parties, Party B shall notify the Power Dispatching Agency of Party A of the improvement plan seven days in advance, and consultant with the Power Dispatching Agency of Party A for the confirmation of the improvement plan and carry out the improvement as confirmed.
ARTICLE 7 DISPATCHING PLAN
7.1	The Power Dispatching Agency of Party A shall conduct the dispatching for the Power Plant in light of the annual contractual power output, which is determined according to the Power Purchase and Sale Contract, and the maximum and minimum output of each generator unit.

7.2	Party B shall submit the annual, monthly, holiday or the Special Operation Mode generation plan of the Power Plant based on the following requirements:
(1)	Party B shall submit the monthly generation plan for the next year to Party A thirty days before the Initial Connection Date of the generator units and before the 30th day of October in the following each year;

(2)	Party B shall submit the monthly generation plan for the next month to Party A before the 20th day of each month;

(3)	Party B shall submit the holiday or Special Operation Mode generation plan seven days before the statutory holidays (such as New Year’s Day, Spring

Festival, May Day, National Holiday, etc.) or the adoption of the Special Operation Mode.
7.3	After the receipt of the generation plans submitted by Party B prescribed in Article 7.2, the Power Dispatching Agency of Party A shall notify the monthly, holiday or Special Operation Mode generation plan, which has been confirmed or amended by it, to Party B in written form prior to the end of the current month, or one day before the statutory holidays or the adoption of the Special Operation Mode.

7.4	Party B shall submit the maximum Available Capacity of the generator units for the next day to the Power Dispatching Agency of Party A before 10:00 of each day. The Power Dispatching Agency of Party A shall formulate the daily generation dispatching plan of Party B for the next day in accordance with the actual conditions of the Grid and the data provided by Party B, and release such plan to Party B before 16:00 of each day.

7.5	Party B shall strictly implement the daily generation dispatching plan and dispatching directions released by the Power Dispatching Agency of Party A, and modulate the active output of the generator units within the alteration range with the allowance of ±5% of the corresponding output required by the daily generation active curve and dispatching directions.

7.6	Both Parties agree on the period division for the daily peak period, daily valley period and daily flat period (Beijing Time) set out as follows:

Peak Period: 9:00~12:00 and 18:00~22:00, in a total number of seven hours;

Valley Period: 1:00~6:00, in a total number of five hours;

Flat Period: 6:00~9:00, 12:00~18:00 and 22:00~1:00, in a total number of twelve hours.

The Power Dispatching Agency of Party A could amend the aforesaid period division in accordance with the change of seasons, and notify Party B in writing.

7.7	The Power Dispatching Agency of Party A could compare the active power of the Power Plant collected by it with the daily generation active curve and dispatching direction released by it; in the event that the actual generation active power of Party B is over 5% more than the active power determined in the daily planned generation active curve (including the amended curve or the generators on-off directions released by the on-duty dispatcher of Party A), the exceeding power output generated by Party B shall be settled by Party A according to the Power Purchase and Sale Contract (if the Power Purchase and Sale Contact does not regulate such issue, the aforesaid exceeding power output could not be calculated as the power output for settlement).

In the event that the actual generation active power is over 5% less than the active power determined in the daily planned generation active curve (including the amended curve or the generators on-off directions released by the on-duty dispatcher of Party A), the corresponding power output in shortage shall be dealt with by Party A according to the Power Purchase and Sale Contract.

In the event that Party B is appointed as the frequency modulation plant, the above-mentioned provisions shall not be applicable.

7.8	Party B is entitled to turn off its generator units for defects elimination during the valley period of the Grid (from 1:00 to 5:00) provided that such generator units turning-off and defects elimination have been notified to the Power Dispatching Agency of Party A in writing before 22:00 of the current day, and the Power Dispatching Agency of Party A shall amend the generation dispatching plan accordingly and release the amended generation dispatching plan to Party B.

ARTICLE 8 EQUIPMENT OVERHAUL
8.1	Party B shall submit its overhaul plans application to the Power Dispatching Agency of Party A together with the generation plans regulated in Article 7.2 hereof in accordance with the regulations of the national power administration agency, power industry overhaul rules, recommendations from the equipment manufacturers, technical parameters of the Power Plant, annual contracted power output provided in the Power Purchaser and Sale Contract and other regulations.

8.2	Upon the receipt of the overhaul plans application submitted by Party B as stipulated in Article 8.1 hereof, the Power Dispatching Agency of Party A shall, in compliance with the provisions of Article 3.1 hereof and the actual conditions of the Grid, notify Party B in writing the monthly, holiday or Special Operation Mode overhaul plan in relation to the generation and electric equipments before the end of current month or one day prior to the holidays or the adoption of the Special Operation Mode.

8.3	Before the implementation of the overhauls provided in Article 8.2 hereof, Party B shall apply to the Power Dispatching Agency of Party A for the concrete overhaul content and the on-off time of the generator units, which shall be confirmed by the Power Dispatching Agency of Party A in accordance with the actual operation conditions of the Grid; Party B shall strictly carry out the overhaul plans confirmed by the Power Dispatching Agency of Party A and complete the overhaul work on time.

8.4	In case of any defaults to the auxiliary equipments, etc. of the Power Plant, which require the operation under the decreased output of the generator units, Party B shall submit the application for the Unplanned Overhaul to the Power Dispatching Agency

of Party A one hour in advance. The Power Dispatching Agency of Party A shall reply to such application in light of the actual conditions of the Grid, and settle down the issue in accordance with the overhaul regulations.

8.5	In case of the occurrence of any defaults to the generator units or the main electric equipments, which need the Unplanned Outage, Party B shall submit the Unplanned Outage application to the Power Dispatching Agency of Party A three hours in advance. The Power Dispatching Agency of Party A shall reply such application in light of the actual conditions of the Grid, and settle the issue in accordance with the overhaul regulations.

8.6	In case of any conditions of the Power Plant threatening the security of the staff or the equipments of Party B, in spite of the provisions of Articles 8.4 and 8.5 hereof, Party B shall deal with such conditions in accordance with the dispatching regulations and the requirements of the accident spot settlement regulations, and report the conditions of such accident to the on-duty dispatcher of the Power Dispatching Agency of Party A immediately.

8.7	In case of the occurrence of any accident provided in Articles 8.4 and 8.5 hereof or the overhaul extension due to Party B’s reasons or activities, Party A shall deal with such issue in accordance with the Power Purchase and Sale Contract.
ARTICLE 9 RELAY PROTECTION AND AUTOMATIC SAFETY DEVICES
9.1	Party B shall strictly abide by the regulations and standards concerning the design and operation of the relay protection and automatic safety devices of the Power Plant, and conform to the following requirements:

(1)	Upon the occurrence of any defaults to the relay protection of the relevant equipments of the Power Plant, Party B shall settle it immediately and report the conditions in writing to the Power Dispatching Agency of Party A;

(2)	Party B shall report the running conditions of the relay protection of the Power Plant for the previous month to the Power Dispatching Agency of Party A before the 10th day of each month;

(3)	Party B shall file the notification letter listing out the setting values of the relay protection which could be set by itself to the Power Dispatching Agency of Party A;

(4)	Party B shall carry out commissioning for all the relay protection and automatic safety devices of Power Plant to make such relay protection and automatic safety devices comply with the requirements of the set letter, and implement periodic testing and overhaul and keep the full testing records and reports in accordance with the inspection requirements formulated by the national power administration authority.
9.2	The relay protection and automatic safety devices within the Power Plant must be coordinated with the relay protection and automatic safety devices of the Grid. In case of any alteration of the relay protection and automatic safety devices of the Grid, Party B shall adjust its relay protection and automatic safety devices according to the requirements of Party A’s dispatching in time in order to reach such factors:
(1)	The operation factor for the main protection of the relay protections ≥96%;

(2)	The accuracy rate for the running of protections with 6.3KV and above ≥98.5%;

(3)	The accuracy rate for the running of all protections≥98.5%;

(4)	The availability for fault recording ≥95%;

(5)	The missing rate ≤5%.

9.3	In case of the occurrence of any of the following circumstances, Party B shall assume the liability for breach of agreement in accordance with Article 14 hereof:
(1)	The relay protection and automatic safety devices of the Power Plant of Party B failing to reach the factors as required;

(2)	Any incorrect running of the relay protection and automatic safety devices of Party B is caused by Party B’s reasons or any incorrect running of the relay protection and automatic safety devices of the Grid is caused by reason of the Power Plant of Party B.
ARTICLE 10 DISPATCHING AUTOMATIZATION
10.1	Party B shall strictly abide by the regulations and standards concerning the design and operation of the power dispatching automatization system of the Power Plant and speed up the implementation and perfection which have not been implemented or perfected, and comply with the following concrete requirements as set forth below:
(1)	P and Q value of the generator, P and Q value of the main transformer (at the high voltage side) , U value of the 6.3 KV busbar, P, Q and I values of the metering juncture for the Grid connection and its relevant lines, on-off signals for generators, main transformer and lines, on-off signal for all the intervals in relation to he busbar’s operation, signals concerning the relay protections, signals for the abnormal operation and accidents to the Power Plant;

(2)	RTU equipment shall match the automatization system of Party A and the automatization system within the Power Plant.
10.2	The power dispatching automatization system of the Power Plant shall satisfy the main factors set forth below, and be kept for continuous, safe and stable operation:
(1)	The annual examination rate for the transducer shall reach 80% with the qualification rate > 90% (which shall be within its accurate range);

(2)	The network control supervisory system ≥99.8% (dual-computer system).
10.3	In case of the occurrence of any of the following circumstances, Party B shall assume the liability of breach of agreement to Party A in accordance with the provisions of Article14 hereof:
(1)	The correct running rate for the tele-signaling during the accidents shall reach 100% at every missing running or incorrect running;

(2)	The monthly qualification rate for the tele-metering shall be ≥99% with one percent lower than 99% each year (including less than one percent).
ARTICLE 11 POWER DISPATCHING COMMUNICATION
11.1	Party B shall strictly abide by the regulations and standards concerning the design and operation of the power dispatching communication equipments of the Power Plant and speed up the implementation and perfection which have not been implemented or perfected, and comply with such concrete requirements set forth below:
(1)	There must be specified and separately independent main and standby channels for the dispatching and automatization of the two different communication circuits between Party A and Party B, and the communication facilities located at the Power Plant shall be ensured to be operated continuously and reliably; in addition, there must be specified and separately independent main and standby channels for the relay protection and automatic safety devices in relation to Party B and the Grid as well, which shall be ensured to be continuously unblocked and reliable;

(2)	The model collections and configurations of the interconnected communication equipments for the power communication net between Party A and Party B shall be approved by Party A;

(3)	The arrangement of the carrier frequency of Party B and its other wireless frequencies shall be applied to Party A, and implemented after the examination and checking without defaults and the written confirmation by Party A.
11.2	Party B shall ensure the reliability and accuracy of the tele-control metering information for the power output transmitted by Party B to Party A can reach the electric power industry standards.

11.3	The power dispatching communication system of the Power Plant shall reach the following factors:
(1)	The operation rate for carrier wave equipment shall be ≥99.5%.
11.4	In case of the occurrence of any of the following circumstances, Party B shall assume the liability of breach of agreement to Party A in accordance with the provisions of Article14 hereof:
(1)	The occurrence of any communication accidents due to the reasons of the Power Plant (confirmed by the relevant regulations in accordance with the original electric power department);

(2)	The full interruption of the communication circuit specifically for the use of Party A and the Power Plant due to the reasons of the Power Plant;

(3)	In case of any accidents occurred to the Grid, the interruption of the tele-control channel and relay protection due to the communication liability of the Power Plant;

(4)	Any communication breakdown due to the reasons of the Power Plant;

(5)	The operation rate for the communication equipments in the charge of Party B is below the factors indicated in Article 11.3.
ARTICLE 12 AUXILIARY SERVICES
12.1	The on-duty dispatcher of Party A is entitled to appoint any generator unit to participate in the frequency modulation of the Grid, and Party B shall carry out such dispatching direction accordingly. The Power Dispatching Agency of Party A shall adjust the daily generation dispatching plan, and the output modulation for the generator unit participating in the frequency modulation shall be carried out in accordance with the Grid frequency under the conditions set forth below:
12.1.1	The frequency of the Grid under the normal condition:
(1)	In the event that the frequency of the Grid exceeds 50±0.5HZ, and the generator unit participating in the frequency modulation fails to reach its corresponding maximum or minimum output, such failure would be counted as one unqualified point for the frequency modulation of the Power Plant;

(2)	In the event that the frequency of the Grid exceeds 50±0.5HZ continuously, and the generator unit participating in the frequency modulation still fails to reach its corresponding maximum or minimum output, every five minutes will be considered as a base period time for one unqualified point for the frequency modulation of the Power Plant.

In case of the occurrence of such unqualified points, Party B shall assume the liability of breach of agreement to Party A in accordance with the provisions of Article14 hereof.
12.1.2	The frequency modulation of the Grid under the specific conditions

In the event that the frequency of the Grid exceeds 50±0.5HZ due to the specific conditions of the Grid, the Power Plant shall modulate the generator units to the corresponding maximum or minimum output at the regulated velocity, otherwise every five minutes will be considered as a base period time for one unqualified point for the frequency modulation of the Power Plant, and Party B shall assume the liability of breach of agreement to Party A in accordance with the provisions of Article14 hereof.
12.2	Party B shall assist in modulating the 110KV voltage through the modulation of the reactive output (including the under-excitation operation of the generator units) in accordance with the voltage curve released by the Power Dispatching Agency of Party A. In the event that Party B fails to ensure the 110KV voltage being within the voltage curve which is considered to be within the capability of Party B (referring to the condition that the stator current and rotor current of the generators does not exceed the rated value, or the condition that the output rate for the generators fails to reach 0.8 with the voltage below the lower limit of the voltage curve), every five minutes will be considered as a base period time for one unqualified point of the Power Plant by the Power Dispatching Agency of Party A; and in case of the occurrence of such unqualified point, Party B shall assume the liability of breach of agreement to Party A in accordance with the provisions of Article14 hereof.

12.3	The standby generator units of the Power Plant (including the standby generator units for accidents, capacity, overhaul and etc.) must be standby for the usage of the Grid, upon the receipt of the dispatching directions from the on-duty dispatcher of Party A, the required generator unit shall be connected to the Grid within fifteen minutes. The on-grid generator unit shall reach the output requirement within the prescribed time in accordance with its performance conditions.

ARTICLE 13 FORCE MAJEURE
13.1	“Force Majeure Events” refers to any natural or social events that are unforeseen, the occurrence and consequences of which are unavoidable and beyond reasonable control, and insurmountable, at the time of signing this Agreement.

Such events include: typhoon, earthquake, war and etc.

13.2	In the event that the Force Majeure Event affects the ability of either Party to perform this Agreement, the affecting Party shall send a notice in writing to other Party, informing the occurrence date, the anticipated duration, nature, the impact on its performance of this Agreement, and the measures taken by it to mitigate the impact of the Force Majeure Event.

Within fifteen days from the occurrence of such Force Majeure Events (in case of communication interruption, from the restoration date of communication), the Party claiming Force Majeure Events shall provide the other Party with the evidential documents issued by a notary public which is located at the place where such Force Majeure Events occur.

13.3	Unless otherwise prescribed in this Agreement, the performance liabilities of the Party claiming Force Majeure Events within the Force Majeure Event scope shall be exempted, provided that:
(1)	The scope and duration for the exempted liability shall not exceed the scope and duration of the Force Majeure Events;

(2)	The liability which has already been incurred by the affecting Party in accordance with this Agreement before the occurrence of the Force Majeure Event shall not be exempted;

(3)	The affecting Party shall make reasonable efforts to remedy its failure to perform this Agreement, and do its best to avoid or mitigate the losses caused by the Force Majeure Events.
13.4	The affecting Party shall take reasonable measures to mitigate the losses incurred by either or both Parties to this Agreement caused by the Force Majeure Events. Both Parties shall immediately consult with each other in order to work out and carry out the remedy plan and reasonable alternative measures to mitigate or eliminate the impact of the Force Majeure Events.

In the event that the affecting Party fails to use reasonable endeavors to mitigate the impact of the Force Majeure Events, such Party shall assume the liability for the enlarged losses.
ARTICLE 14 LIABILITIES FOR BREACH OF AGREEMENT
14.1	Breach of Agreement

Unless otherwise provided in this Agreement, in case of any occurrence of any breach of agreement, non-defaulting Party is entitled to send the defaulting Party a written notice to request the rectification of such breach, and the defaulting Party shall rectify its breach of agreement once it receives such notice.

14.2	Without prejudice to the provisions of Article 14.1 hereof, in case of any of the following breaches committed by Party A, Party B is entitled to require the liquidated damages from Party A in the following methods:
(1)	The Power Dispatching Agency of Party A shall conduct the dispatching work in accordance with the checked annual generation utilization hours (“Utilization Hours”), in case of any large deviation between the Utilization Hours and the generator units of Party B due to the Party A’s dispatching, Party

B is entitled to settle it in the methods as provided in the Power Purchase and Sale Contract;

(2)	Any direct loss, which is caused by the negligence, fault, unreasonable dispatching or inappropriate dispatching of Party A, shall be compensated by Party A to Party B correspondingly.
14.3	If Party B connects its generator units on the Grid unilaterally without any consent from Party A, Party A can order Party B to disconnect it by itself and the power output generated during such grid connection shall not be calculated as the power output for settlement under the Power Purchase and Sale Contract; in addition, Party B shall pay Party A the liquidated damages calculated according to the formula set forth below:

The amount of liquidated damages = nameplate output of the on-grid generator units Xhours for the unilateral grid connection X on-grid tariff

14.4	Without prejudice to the provisions of Article 14.1 hereof, in case of any of the following breaches committed by Party B, Party A is entitled to request the liquidated damages from Party A in the following methods:
(1)	In case of the breaches provided in Articles 9.3, 10.3 and 11.5 hereof committed by Party B, Party B shall pay Party A the liquidated damages in the amount of RMB 20,000;

(2)	In the event that the auxiliary services provided by Party B in accordance with Article 12 hereof fail to reach the standards listed out in Articles 12.1 and 12.2, Party B shall pay the liquidated damages in the amount of RMB 20,000 for each unqualified point;

(3)	In the event that Party B fails to implement the dispatching direction or intentionally delays the implementation of the dispatching direction without any justified reasons after its releasing, and Party B still fails to or delays implementing the dispatching direction when the on-duty dispatcher of Party A reiterates the dispatching direction and requires Party B’s immediate implementation, Party B shall pay the liquidated damages in the amount of RMB 50,000 to Party A. In case of any loss incurred by the Grid as a result of the aforesaid breach, Party B shall compensate the corresponding loss;

(4)	If Party B fails to report the actual defects of the generator units, hydraulic turbine and relevant electric equipments upon the occurrence of any accidents to the Power Plant, which causes the enlargement of the accidents or brings difficulties to the accident condition analysis of Party A, Patty B shall compensate the corresponding loss;

(5)	If the Annual Equivalent Unplanned Outage Hours of the Power Plant exceeds the Annual Allowable Equivalent Unplanned Outage Hours and the corresponding settlement resolution has been agreed in the Power Purchase and Sale Contract, the settlement shall be carried out in accordance with the provisions of the Power Purchase and Sale Contract.
14.5	In the event that Party B commits a breach of the dispatching regulations to a material extent or carries out the activities provided in Article 14.4 hereof three times within one year, Party A can send Party B the notification in writing for the Disconnection of the Power Plant. In the event that Party B still fails to rectify or re-commits the breach after the sending of the aforesaid notification by Party A, Party A is entitled to disconnect the Power Plant from the Grid and Party B has no right to claim for any compensation on the loss due to such Disconnection by Party A.

Party A may require the suspension of this Agreement in the aforesaid Disconnection notification. In the event that Party B still fails to rectify or re-commits the breach, Party A may suspend the performance of this Agreement.

14.6	As for the liquidated damages payable by any Party to the other Party, in case of any provisions with respect to the payment of the liquidated damages provided in the

Power Purchase and Sale Contract, such payment shall be made in accordance with the provisions of the Power Purchase and Sale Contract. In case of any dispute between both Parties, Article 17 hereof shall be applicable.

14.7	In the event that any loss incurred by any Party caused by the failure to implement the dispatching direction, the block of communication channels and etc. due to the reasons of any third party, the Party incurred losses may claim compensation against such third party and any Party shall provide the other Party with reasonable assistance for such claim.
ARTICLE 15 TERMINATION IN ADVANCE
15.1	In case of the occurrence of any of the following events to any Party, the other Party is entitled to terminate this Agreement after sending the notice of the termination in advance:
(1)	Any Party goes bankrupt, or its business license is revoked;

(2)	The Power Purchase and Sale Contract has been terminated.
15.2	In the event that Party B fails to rectify its breach of agreement within seven days after the suspension of the performance by Party A in accordance with Article 14.5 hereof, Party A may unilaterally rescind this Agreement.
ARTICLE 16 EFFECTIVENESS AND VALID TERM
16.1	Effectiveness of this Agreement

This Agreement shall come into effect on the same day as the effectiveness date of the Power Purchase and Sale Contract after the signing of this Agreement, the valid term of which shall be from the effectiveness date of this Agreement to the termination or expiration of the Power Purchase and Sale Contract.
ARTICLE 17 DISPUTE RESOLUTION
17.1	Consultation

Any dispute arising in the course of the performance of this Agreement shall be firstly resolved by the Parties through friendly consultation; if such dispute cannot be resolved through consultation within seven days after the commencement of the friendly consultation, or both Parties are unwilling to resolve such dispute through consultation, the procedures of Articles 17.2 and 17.3 may be applicable.

17.2	Mediation

In the event that both Parties could not resolve the dispute through consultation in accordance with Article 17.1, any Party may apply for the convening of the expert panel for the mediation of the dispute. Such expert panel may be appointed by the superior power administration authority upon the application.

The Party firstly applying the dispute to the expert panel for mediation shall submit the following documents to the expert panel and the other Party: (1) the statement of the dispute; (2) the statement of its opinion; (3) the copies of relevant evidential documents.

Within seven days upon the receipt of such documents, the other Party shall submit: (1) the statement of the dispute; (2) the statement of its opinion; (3) the copies of relevant evidential documents.

In the event that the mediation resolution cannot be agreed by both Parties within thirty days after the application of the dispute submitted to the expert panel, any Party may submit such dispute for arbitration or litigation according to Article 17.3 hereof.

17.3	Arbitration/Litigation
17.3.1	Litigation

In the event that both Parties could not resolve any dispute in accordance with the Article 17.1 or 17.2, any Party is entitled to bring lawsuit to the [competent] people’s court.

17.3.2	Arbitration

In the event that both Parties cannot resolve any dispute in accordance with the Article 17.1 or 17.2, any Party is entitled to submit the dispute to the Arbitration Committee of Dehong Prefecture for resolution through arbitration in accordance with its then prevailing arbitration rules in Mang City. The arbitration award shall be final and binding on both Parties to this Agreement.
17.4	The provisions of this Article shall remain effective after the termination of this Agreement, and shall not lapse until the settlement of any dispute arising out of this Agreement.
ARTICLE 18 MISCELLANEOUS
18.1	Confidentiality

Both Parties warrant to maintain confidential all materials and documents (no matter in financial, technical or other respects) which are procured from the other Party and could not be obtained from the public channel. Without the prior consent from the original provider of such materials and documents, the other Party shall not disclose to any third party all or part of the materials and documents, unless the disclosure is required by laws or is made to the creditors, investors or its consultants.

18.2	Transfer

Both Parties agree that, upon the effectiveness of this Agreement, any Party can transfer all or part of its rights under this Agreement to any third party, provided that a written notice shall be sent to the other Party in advance; any Party may not transfer all or part of its obligations under this Agreement to any third party unless it has obtained the consent of the obligee in advance.

18.3	Entire Agreement

This Agreement and the appendices hereto constitute the entire agreement between both Parties pertaining to the subject matter of this Agreement, and shall replace any prior discussions, negotiations, contracts and agreements between both Parties in respect of the subject matter of this Agreement.

18.4	The modification and Amendment to this Agreement

Any modification, supplement or amendment to this Agreement shall be carried out in written form and shall come into effect upon being signed by the authorized representatives of both Parties.

In the event that this Agreement cannot be performed, or the purpose underlying this Agreement cannot be realized due to the change of national laws, policies, or circumstances, etc., this Agreement may be amended upon mutual agreement through consultation. Any amendment made by any Party in accordance with this Article shall not be deemed as a breach of this Agreement.

18.5	Notification

Any notification sent by any Party to the other Party in accordance with this Agreement shall be delivered through express mail, facsimile or email. A notification, in case of being delivered by facsimile or email, shall be deemed as having been officially served upon the confirmation by the recipient or its facilities.

18.6	Waiver

Any waiver of any of its rights under this Agreement of any Party, which is not conducted in a written statement, shall not be deemed as a waiver thereof. Either Party’s failure to exercise any of its rights under this Agreement shall not be considered to be a waiver of any of its aforesaid rights or a waiver of any of its aforesaid rights in the future.

18.7	Applicable Law

This Agreement shall be governed by the laws of the People’s Republic of China, and shall be interpreted accordingly.

18.8	Continuous Effectiveness

The relevant provisions with respect to the termination, arbitration and confidentiality shall remain effective after the termination of this Agreement.

18.9	Text

This Agreement is executed in four counterparts, both Parties shall each hold one counterpart, and the rest two counterparts shall be filed with the local power administration authority.

Party A: Yunnan Dehong Electric Power Co., Ltd.	Party B: Yingjiang County Huafa Electric Power Development Co., Ltd.

(Stamp)	(Stamp)

Legal Representative:	Legal Representative:

or	or

Authorized Representative:	Authorized Representative:

Signing Date: January15, 2004	Signing Date: January15, 2004
Signing Place: Mang City